UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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QUALITY SYSTEMS, INC.
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QUALITY SYSTEMS SENDS SHAREHOLDER LETTER DETAILING SIGNIFICANT CONCERNS REGARDING AHMED HUSSEIN’S PROXY SOLICITATION

Company Launches Website with Additional Information for QSI Shareholders

Urges QSI Shareholders to Vote White Proxy Card to Protect the Value of Their Investment

IRVINE, Calif.—July 23, 2012 – Quality Systems, Inc. (NASDAQ:QSII) announced today that is has sent a letter to all shareholders ahead of the upcoming annual meeting of shareholders on August 16, 2012. In the letter, QSI details dissident shareholder Ahmed Hussein’s track record of mismanagement and misbehavior. The company has also launched the following website www.qsi2012proxy.com to provide shareholders with further information on Ahmed Hussein. QSI believes Mr. Hussein and his director nominees represent a real threat to the positive momentum of QSI’s track record of revenue and earnings growth and to shareholder value.

A copy of the letter follows:

NOW IS THE TIME FOR YOU TO PROTECT YOUR INVESTMENT IN QUALITY

SYSTEMS

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

Dear Fellow Shareholder:

With our annual meeting of shareholders fast approaching, we are writing to urge you to take critical action to protect the value of your investment in Quality Systems and elect our eight highly qualified nominees to the Board of Directors – Craig Barbarosh, George Bristol, Mark Davis, Russell Pflueger, Steven Plochocki, Sheldon Razin, Lance Rosenzweig and Maureen Spivack. With a proven track record of execution, growth and performance, coupled with consistently solid shareholder returns, our Board and management team strongly believe that our strategic plan, executed by our highly qualified management and director nominees, is the best path forward to create value for all QSI shareholders.

PLEASE VOTE THE ENCLOSED WHITE PROXY CARD FOR QSI’S DIRECTOR

NOMINEES TODAY.

In our view your choice is clear:

QSI – A Proven Board and Deep Management Team at a Critical Juncture for Growth

QSI is at a pivotal point in executing our strategic plan to capture significant opportunities for growth in our market. Our management team, guided by our Board nominees, has developed and is executing upon a strategic plan that will keep your company at the forefront of our industry by addressing and taking advantage of healthcare reform, government stimulus incentives and initiatives promoted by accountable care organizations. Our strategic plan includes detailed plans that are building QSIs’ core businesses, developing new products and business lines, focusing on opportunities to sell complementary products, promoting broad-based management accountability, expanding into new markets and managing expenses. We believe our plan will best position QSI to capitalize on the rapidly evolving conditions in healthcare delivery. Ongoing industry changes will continue to fuel significant opportunities to build on our record of strong growth in revenue and earnings. QSI’s Board nominees and management team have a proven track record and winning strategy to proactively position the company to capitalize on these opportunities and drive steady earnings and revenue growth while maximizing shareholder returns.

VS.

Hussein – A Track Record of Misbehavior and Mismanagement

At the same time, Ahmed Hussein, a long-time dissident shareholder and current director, is running a proxy solicitation, for the third time, and is seeking to replace a majority of our Board members with nominees he has unilaterally selected. In our opinion, Mr. Hussein once again fails to offer QSI shareholders an original plan for value creation. His track record and behavior as a director has been, in our opinion, generally unproductive, disruptive and lacking in strategic vision. His history at QSI as well as in his past leadership positions lead us to believe he is fundamentally ill-equipped to manage this company. We strongly believe that allowing Mr. Hussein to assume leadership of our company at this critical time would be dangerous to your investment.

Consider the facts on Mr. Hussein’s track record:

•

Margin Investing – Putting Your Share Value at Risk in Flagrant Disregard of QSI Policy. Mr. Hussein recently amended his proxy filing to disclose for the first time that all of his shares of QSI are pledged as collateral in margin accounts. Not only is this a direct violation of QSI’s insider trading policy, we believe it also could seriously endanger the value of your QSI investment!

Because of the potential risk involved in margin investing, or using QSI shares as collateral for loans, QSI’s insider trading policy, consistent with the policies of many other public companies, prohibits directors from engaging in this practice. Margin investing, especially by a large shareholder such as Mr. Hussein, can have a significant negative impact on a company’s stock price and valuation. For example, if the individual does not have the means to cover a margin call or pay the loan, all his shares can be sold to cover his position. Margin accounts can also be used to facilitate short-selling of company shares. Given Mr. Hussein’s significant shareholdings in Quality Systems, his use of margin accounts could severely and negatively impact the trading price of our shares and could also harm the reputation of QSI.

This was not, we believe, an oversight on Mr. Hussein’s part. Not only has he stated overtly that he will not comply with QSI’s insider trading policy, he failed to disclose the pledge of his shares. Mr. Hussein claims to be a champion of good corporate governance, but it appears to us that he has put his own economic interests ahead of the reputation of your company, and potentially put the value of your investment at risk. We therefore believe that his interests are not aligned with those of QSI shareholders.

•

Fraudulent Conduct and Misleading Disclosure. We are also concerned about what we see as a pattern of disregard for the truth and manipulation of fact. As a director, Mr. Hussein frequently makes assertions concerning Board matters that we believe are misleading, mischaracterizations of fact or outright false. We see further evidence of this pattern in Mr. Hussein’s past behavior in the financial services industry. In 1991, the American Stock Exchange found that Mr. Hussein engaged in a course of fraudulent conduct by “excessively trading and churning” a customer account, and providing the customer with “materially false and misleading information about the status of his account” in connection with which Mr. Hussein generated $1.9 million in commissions and more than $2 million in margin charges. Mr. Hussein was ultimately fined and suspended for three months from servicing any new discretionary accounts and his employer, Prudential-Bache Securities, Inc., settled the related lawsuit for $2.5 million with the customer account.

•

Leadership Failure – Operational and Financial Mismanagement and Board Suspension. We think you should be aware of, and concerned about, Mr. Hussein’s previous experience in corporate leadership. SIMO, an Egyptian paper company, was profitable prior to Mr. Hussein’s ascension as its Chairman. Under Mr. Hussein’s watch, the company’s financial position greatly deteriorated and losses mounted, to the extent that employees were not being paid wages during certain periods in 1998. Ultimately, the entire Board was suspended by the Companies Authority. Following Mr. Hussein’s removal, the company’s financial position improved.

These are just a few examples of what we believe is Mr. Hussein’s history of professional misbehavior. Ask yourself this question: Is this the kind of leadership you want at the helm of QSI?

VOTE THE WHITE PROXY CARD NOW TO SEND A CLEAR MESSAGE THAT QSI

SHAREHOLDERS FIND THIS TYPE OF BEHAVIOR UNACCEPTABLE

Mr. Hussein’s time in the Boardroom is largely devoted to airing grievances regarding corporate governance matters that, in our opinion, are largely self-manufactured issues arising from manipulation of the facts. Your Board spends considerable time addressing these issues, but has generally found them to be meritless or insubstantial. We do not intend to let his false assertions stand and will continue to refute his characterizations of so-called corporate governance issues. We think that Mr. Hussein’s actions demonstrate that he is not the standard-bearer for corporate governance at our company. Consider the following recent actions taken by Mr. Hussein during his tenure on QSI’s Board of Directors. Mr. Hussein has:

•

Refused to comply with our current insider trading policy, which was duly adopted in July 2011 by all the members of our Board other than Mr. Hussein, including by pledging his QSI shares in margin accounts in contravention of QSI policy;

•	Declined to sign routine corporate documents and filings required of ALL directors and failed to disclose that he had pledged his shares;

•	Repeatedly refused to comply with the director evaluation requests of the company’s Nominating and Governance Committee and declines to nominate directors or participate in vetting of nominees;

•	Routinely left Board meetings early, missing key sessions with management and discussions on strategy;

•	Demanded that the Board spend significant time on procedural matters that, upon full examination, are found to be meritless or insubstantial;

•	Made public statements regarding his personal views of Board matters which the majority of the Board have disagreed with or found to be false or misleading, such as

•	Claims that our directors are “controlled” by our Board chairman, Mr. Razin, which belies the active role of our Board members and the robust nature of our Board deliberations;

•

Assertions that the nomination process is “controlled” by Mr. Razin, whereas Mr. Razin is not a member of our nominations committee, and Mr. Hussein has declined to participate in the nominations process;

•

Claims that matters are put before the Board without significant prior discussion, when the matters in question have been subject to broad discussion and properly presented in materials distributed to the Board in advance of meetings; and

•	Repetition of allegations regarding company matters that have been subject to investigation by our audit committee or full Board and found to be meritless or insubstantial.

•	Exhibited discourteous behavior in the Boardroom, including interrupting and acting in an inattentive manner; and

•	In our view, contributed little to discussions relating to the company’s business operations or strategy – as a result, we believe he is ill-equipped to do so in the future.

We’ve Seen This Play Before…

Mr. Hussein has repeatedly sought to increase his influence over the company, including through two prior proxy contests, most recently in 2008. In the Board room and in connection with prior proxy contests he has made a series of claims, which we believe were meritless or without foundation, about the company’s corporate processes and strategy. Our current and past Board members and executives are familiar with this pattern. In 2008, when Mr. Hussein last initiated a proxy contest, our management team, including Pat Cline, one of Mr. Hussein’s own nominees in this years’ election, made the following statements about Mr. Hussein:

“…Over the years Mr. Hussein has been destructive to shareholder value. He does not appear to understand or to care about our business or its strategy. Instead, he has harassed management and the majority of the Board with a seemingly never-ending stream of non-substantive attacks on the company. These attacks have not only cost us significant amounts of money to defend, they have threatened the ability of our management and employees to carry out our growth strategy in the face of increasingly intense competition.”

We believe these statements are equally true today.

Moreover, we believe that history shows that Mr. Hussein’s claims regarding the company’s strategic direction have been unfounded. In his 1998 proxy statement, Mr. Hussein claimed that the Company’s management lacked a strategic plan. Contrary to Mr. Hussein’s claim, our Board and management team had in place and implemented a strategy that resulted in compound annual growth in Quality System’s revenue and operating income at rates of 23% and 18%, respectively, since 2008. Over the same period, we paid cash dividends to shareholders each year and increased dividend payouts from $.50 per share in 2008 to $.70 per share in 2012.

Furthermore, although Mr. Hussein claims that there are many credible witnesses, including the present and former directors of the Company, that support his myriad complaints, the incumbent directors on the company’s slate disagree with Mr. Hussein’s view of the “facts” and find his statements to be inflammatory and misleading. To the best of our knowledge, Mr. Hussein’s views are his alone. Furthermore, we are struck by the fact that Mr. Cline, one of Mr. Hussein’s nominees who is such a “witness”, felt it necessary to enter into an indemnification agreement in connection with Mr. Hussein’s proxy solicitation.

You Have a Choice to Make

The choice is clear. We believe that Mr. Hussein has repeatedly demonstrated behavior that has disregarded others and destroyed value. Through his margin investing, he has, in our opinion, chosen to put his economic interests ahead of our company’s sound corporate governance policies and potentially put your investment in QSI at risk. We urge you not to hand control of your company to Mr. Hussein, an individual who, in our opinion, has a clear disregard for business integrity, corporate governance and shareholder value creation, and nominees chosen unilaterally by him.

The company has established the following website (www.qsi2012proxy.com) containing additional information about the matters described herein and other actions by Mr. Hussein for your review and consideration. We feel it is important that you know the truth about Mr. Hussein so you can draw your own conclusions about his motivations and understand why turning control of the Board over to a slate of directors hand-picked by him would place your investment at great risk.

Vote the WHITE proxy card TODAY for QSI’s director nominees – Craig Barbarosh, George Bristol, Mark Davis, Russell Pflueger, Steven Plochocki, Sheldon Razin, Lance Rosenzweig and Maureen Spivack.

We urge you to disregard any proxy materials Mr. Hussein may send you and to vote the enclosed WHITE proxy card today. If you have any questions or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisers, MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

(212) 929-5500 (call collect)

or

Toll-Free (800) 322-2885

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Statements made in this document, the proxy statements to be filed with the SEC, communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking words, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “ expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as factors discussed elsewhere in this and other reports and documents we file with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as in our other public disclosures and filings with the SEC.